Exhibit 99

HILLENBRAND INDUSTRIES REPORTS SECOND QUARTER REVENUES FROM
CONTINUING OPERATIONS OF $482 MILLION, UP APPROXIMATELY 12 PERCENT,
ATTRIBUTABLE TO RECENT ACQUISITIONS

The Company Reduces Adjusted Full Year Earnings Guidance From Continuing Operations From Range of $3.65 to
$3.73 Per Fully Diluted Share To Range of $3.25 to $3.30 Per Fully Diluted Share.

BATESVILLE, IND., MAY 6, 2004 — Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its fiscal second quarter ended March 31, 2004 which included consolidated income from continuing operations of $53 million, or $0.85 per diluted share, compared to consolidated income from continuing operations in the comparable 2003 period of $52 million, or $0.83 per diluted share. Revenues for the quarter increased $53 million, or approximately 12 percent, to $482 million from $429 million in the prior year comparable period.

The Company reported a loss from discontinued operations of $1.61 per diluted share, which includes a one-time, $109 million net-of-tax charge for the pending divestiture of Forethought Financial Services, Inc. As a result the Company reported a net loss of $48 million, or $0.76 per diluted share, compared to net income of $62 million, or $1.00 per diluted share, in the prior year comparable period.

Frederick W. Rockwood, president and chief executive officer, said, “As we mentioned in our first quarter earnings release and on our conference call, visibility into our 2004 fiscal year results was difficult. Looking beyond our one-time charge related to the anticipated sale of Forethought, second quarter results were below our expectations. The earnings shortfall of $0.02 per share from previous guidance on continuing operations is linked to several challenges — primarily at Hill-Rom — and should continue to affect the full fiscal year. The challenges are formidable, but I’m confident our actions will keep us aligned with the interests of our shareholders, and at the same time, enable us to overcome the issues. We will leave no stone unturned in our effort to reduce operating expenses and implement new strategies to maximize volumes, as we work though this period of transition.”

Items affecting second quarter and full year results include:

•	Hill-Rom’s transition from the Advanta bed line to its recently-launched VersaCare ™ bed platform;

•	Hill-Rom’s reduced sales expectations in non-frame specialty capital lines;

•	Hill-Rom’s revenue and margin performance in Europe;

•	A tax expense impact of establishing a valuation allowance on deferred tax assets related to European net operating loss carryforwards and the discontinued tax benefits for the remainder of the year;

•	Acquisition integrations that consume considerable human time and talent, and;

•	Rising commodity pricing for steel, other metals, and solid wood that will add approximately $7 million in incremental cost at Batesville Casket, alone.

In commenting on guidance for the third quarter and for the year, Mr. Rockwood said, “There are several reasons why we are reducing guidance for the year. First of all, with the introduction of two new bed lines, customers are delaying order decisions as they evaluate whether they want to proceed with their previous orders, or if they want Hill-Rom’s new offerings. Likewise, customers contemplating new orders are going through a similar evaluation process. As bedframe decisions are delayed, so are decisions delayed for non-bedframe products, as those buying decisions usually occur at the same time. Additionally, we are planning new offerings for our architectural products, communications and furniture lines, and similar order transition issues could arise as those offerings launch. While all indications so far are that the new offerings will be a success — as customer feedback has been enthusiastic — in the short run they have disrupted order patterns and negatively impacted revenues. Additionally, performance at Hill-Rom’s European division remains weak. Therefore, we believe it’s prudent to reduce guidance until customer decisions are made and orders are received for Hill-Rom equipment.”

CONSOLIDATED RESULTS — HIGHLIGHTS
Gross profit improved $19 million to $241 million in the quarter from the prior year second quarter of $222 million. As a percentage of sales, consolidated gross profit margins of 50.0 percent decreased from 51.7 percent in the prior year period due to lower volumes at Hill-Rom and the inclusion of Mediq, which has lower gross margins.

Other operating expenses for the quarter totaled $139 million, an increase from $131 million in the fiscal 2003 second quarter due to the newly acquired companies. Partially offsetting those costs is a $13 million decrease in incentive compensation expense associated with lowered earnings expectations. As a percentage of revenues, operating expenses decreased to 28.8 percent in the 2004 period from 30.5 percent in the prior year period.

Income tax expense includes the effect of the establishment of a valuation allowance of $8 million provided in the second quarter. The ongoing effective tax rate is estimated at 39.7 percent versus the 36 percent rate for the year provided in previous guidance. This factors in the discontinued tax benefits related to certain European operating losses that have a negative impact of $0.10 to $0.12 per diluted share for the year.

Cash and cash equivalents decreased $100 million to $80 million from $180 million at September 30, 2003. The primary reasons for the decrease relate to the $75 million payment made in December 2003 as part of the prior year settlement of litigation with KCI, the $86 million paid for Advanced Respiratory, Inc., and $332 million paid for the acquisition of Mediq. The impact of these payments was partially offset by net borrowings from credit facilities, net cash flows generated, and proceeds from the sale of the piped-medical gas business.

Corporate development activities included the announced sale of Forethought Financial Services, Inc. for a total nominal consideration of approximately $280 million. In fiscal 2003 Forethought contributed approximately $347 million, or 17 percent, of Hillenbrand’s $2.0 billion in total revenues. The second quarter 2004 one-time, $109 million charge was recorded in anticipation of the consummation of the sale of Forethought in the Company’s fiscal fourth quarter.

HEALTH CARE — HIGHLIGHTS
Capital sales revenue decreased $8 million, or 4.3 percent, to $177 million in the fiscal second quarter of 2004 compared to $185 million in the second quarter of 2003. The revenue decrease was attributable to volume declines in bedframe and non-bedframe products — as a result of Hill-Rom’s introduction of two new bedframe lines. Gross profit decreased $8 million from $93 million to $85 million in the fiscal second quarter of 2004. As a percentage of sales, gross profit was 48.0 percent in the 2004 fiscal second quarter compared to 50.3 percent in the same period of 2003.

Therapy rental revenue increased $39 million to $119 million from $80 million, due entirely to the addition of Advanced Respiratory’s and Mediq’s revenues. Gross profit increased $17 million to $54 million in the second quarter of 2004, compared to $37 million in the prior year period. As a percentage of sales, gross profit was 45.4 percent in the quarter, down from 46.3 percent in the second quarter of 2003 — attributable to lower margin rates of the recently acquired Mediq product lines.

FUNERAL SERVICES — HIGHLIGHTS
Funeral services revenue of $176 million increased $12 million from the $164 million reported in the prior year comparable period. Gross profit increased $8 million to $100 million in the quarter from $92 million in the comparable prior year period, attributable to both higher volumes and favorable price realization.

For a more complete review of Hillenbrand’s second quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended March 31, 2004. This report should be filed with the Securities and Exchange Commission (SEC) on Friday, May 7, 2004.

GUIDANCE SUMMARY FOR 2004
 Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and before special items. A reconciliation of guidance given in the fiscal 2004 first quarter to the mid-range of current guidance is included in the tables attached to the release.

Outlook for 2004 Fiscal Third Quarter Ending June 30, 2004
($ in millions, except EPS)

Revenues:
Health Care sales	$181	to	$189
Health Care therapy rentals	126	to	130
Funeral Services sales	159	to	162
Other	11	to	11

Total revenues	477	to	492
Other operating expenses	151	to	156
Income taxes	28	to	29
Diluted earnings per share from continuing operations	$0.74	to	$0.77
Average shares outstanding — diluted			62,800
Estimated gross margins (as a percent of revenues):
Health Care sales			48.0%
Health Care therapy rentals			42.5%
Funeral Services sales			55.5%
Gross margin total			48.5%

Outlook for 2004 Fiscal Year End, September 30, 2004
($ in millions, except EPS)

Net revenues	$1,899	to	$1,921
Gross margin			50%
Other operating expenses	$587	to	$594
Tax rate			39.7%
Diluted earnings per share	$3.25	to	$3.30

CONFERENCE CALL
 The Company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Thursday, May 6, 2004. In the call, management will discuss the results for the fiscal second quarter ended March 31, 2004, along with expectations for the remainder of 2004. The call is available at www.hillenbrand.com or www.prnewswire.com during the call and will be archived through May 20, 2004 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-230-1059 (International callers 612-288-0318) at the above time. A replay of the call is also available through May 20, 2004 at 800-475-6701 (320-365-3844 International). Code 726933 is needed to access the replay.

ABOUT HILLENBRAND INDUSTRIES INC.
 Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. On February 13, 2004, Hillenbrand announced a definitive agreement to sell Forethought to FFS Holdings, Inc. Forethought Financial Services is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:
 Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “will,” “hope,” “believe,” “planning,” “expect,” “should,” “continue,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2004, and the effects of new product introductions and commodity prices, and the Company’s ability to drive incremental volume and reduce costs. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, tax-related matters, potential exposure to product liability claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions or the failure of the Company to consummate its pending dispositions, labor matters and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and, when filed, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	2Q04	1Q04	4Q03	3Q03	2Q03
Net revenues
Health Care sales	$174	$165	$198	$193	$185
Acquisition revenue — Mediq	$3
Health Care therapy rentals	80	81	80	77	80
Acquisition revenue — ARI	16	12
Acquisition revenue — Mediq	23
Funeral Services sales	176	164	156	156	164
Other	10	12

Total revenues	482	434	434	426	429
Cost of revenue
Health Care cost of sales	91	86	96	93	92
Acquisition cost of revenues — Mediq	1
Health Care therapy rental expenses	42	38	40	37	43
Acquisition cost of revenues — ARI	6	5
Acquisition cost of revenues — Mediq	17
Funeral Services cost of sales	76	74	69	69	72
Other	8	8

Total cost of revenue	241	211	205	199	207
Gross profit
Health Care	83	79	102	100	93
Acquisition — Mediq	2
Health Care therapy rentals	38	42	40	40	37
Acquisition — ARI	10	8
Acquisition — Mediq	6
Funeral Services	100	90	87	87	92
Other	2	4

Total gross profit	241	223	229	227	222
Operating expense	139	147	139	135	131
Income from continuing operations	53	45	41	48	52

Net Income	$(48)	$57	$6	$62	$62

Diluted earnings per share:
Earnings per share from continuing operations	$0.85	$0.71	$0.68	$0.77	$0.83
Earnings per share	$(0.76)	$0.90	$0.10	$1.00	$1.00
Dividends per common share	$0.27	$0.27	$0.25	$0.25	$0.25
Cash Flows from Operations and Purchases
Cash flow from operations	$143	$(13)	$169	$147	$(36)
Capital expenditures	(32)	(20)	(34)	(29)	(34)
Cash flow from operations less capital expenditures	$111	$(33)	$135	$118	$(70)

Cash and cash equivalents	$80	$70	$180	$262	$188

Guidance Reconciliation

Revenues	Q2	FY 2004
Guidance provided Feb 2004	$578 - $588	$2,345 - $2,385
Guidance provided Feb 2004 median	583	2,365
Forethought	(101)	(410)

Revised Feb 2004 median	482	1,955

Health Care sales	(7)
Health Care therapy rentals	(0)
Funeral Services sales	(4)
Other / FIN 46	10

Q2 04 Actual	$482

Health Care sales		(83)
Health Care therapy rentals		(4)
Funeral Services sales		(3)
Other / FIN 46		45

May 2004 revised guidance		$1,910

EPS	Q2	FY 2004
Guidance provided Feb 2004	$0.94 - $0.98	$4.15 - $4.23
Guidance provided Feb 2004 median	0.96	4.19
Forethought	(0.07)	(0.50)

Revised Feb 2004 median	0.89	3.69

Health Care sales gross profit	(0.05)
Health Care therapy rentals gross profit	(0.02)
Funeral Services sales	(0.02)
Operating expense (net FFS)	0.20
European deferred tax asset impairment	(0.09)
Tax rate	(0.06)

Q2 04 Actual	$0.85

Health Care		(0.57)
Funeral Services		(0.02)
Operating expense		0.37
European deferred tax asset impairment		(0.09)
Tax rate		(0.11)

May 2004 revised guidance		$3.27